SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 9, 2008

Date of Report

July 8, 2008

(Date of earliest event reported)

AIMS™ WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-86711	87-0567854
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

10400 Eaton Place, Suite 203, Fairfax, VA  22030

(Address of principal executive offices, including zip code)

703-621-3875

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

FG Investment Holdings, LLC

On July 8, 2008, the Company entered into a Series B Preferred Stock and Warrant Purchase Agreement, (the “Agreement”), with FG Investment Holdings, LLC.  Under the Agreement, FG Investment Holdings, LLC will purchase up to a total of 2,812,500 shares of the Company’s Series B Preferred Stock at a price of $4,500,000.  The Series B Preferred Stock is convertible into common stock of the Company in the ratio of 5 shares of common for each share of Series B Preferred Stock. FG Investment Holdings, LLC also received warrants to purchase shares of the Company’s Common Stock as follows: 6,000,000 shares at $0.352 and 21,875,000 shares at $0.50.

The funding is a trifurcated transaction whereby the First Round Financing consists of $150,000 in exchange for 93,750 shares of Series B Preferred Stock together with a warrant to purchase 6,000,000 shares of Common Stock at a price per share of $0.352.  The Second Round Financing of $2,250,000 in exchange for 1,406,250 shares of Series B Preferred Stock together with a warrant to purchase 21,875,000 shares of Common Stock with an exercise price of $0.50 per share and the Third Round Financing of $2,100,000 in exchange for 1,312,500 of Series B Preferred Stock requires the Company to meet certain conditions.  The Company shall pay a fee to FG Investment Holdings, LLC in the amount of $450,000 simultaneously with the consummation of the Third Closing.

The Agreement requires the Company to register the shares of common stock underlying the Series B Preferred Stock and warrants with the Securities and Exchange Commission upon demand by FG Investment Holdings, LLC.

The Agreement also requires the Company to appoint a director selected by FG Investment Holdings, LLC to the Board of Director of the Company.

First Round Financing Completed

Concurrent with entering the Agreement, the parties closed on the First Round Financing.

Item 9.01

Financial Statements and Exhibits.

The following exhibits are included with this report on Form 8-K.

Exhibit Number	Title

10	Series B Preferred Stock and Warrant Purchase Agreement

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AIMS™ WORLDWIDE, INC.

By: /s/ Gerald Garcia, Jr.

Gerald Garcia, Jr.

President and Chief Executive Officer

July 9, 2008